Exhibit 15.6

April 6, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Luckin Coffee Inc.
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Trade & Services

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Luckin Coffee Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s previous auditor, Centurion ZD CPA & Co. (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G/A filed by Joy Capital II, L.P. and other filers on February 14, 2023, and the Schedule 13D/A filed by Lucky Cup Holdings Limited and other filers on March 11, 2022, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of February 28, 2023, Centurium Capital beneficially owns approximately 32.7% of the Company’s total outstanding shares. Based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, no other shareholder owns more than 5% of the Company’s outstanding shares as of February 28, 2023.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact me, or you may contact our outside legal counsel, Li He, Davis Polk & Wardwell, at (852) 2533-3306.

Very truly yours,
/s/ Jing An
Name: Jing An
Title: Chief Financial Officer

cc:	Li He, Davis Polk & Wardwell